Exhibit 99

FOR IMMEDIATE RELEASE

3M Positioned for a Successful 2017 and Beyond

ST. PAUL, Minn. — Dec. 13, 2016 — Speaking today at the company’s annual outlook meeting in New York City, 3M Chairman, President and CEO Inge Thulin will outline to the financial community why 3M is well-positioned for success in 2017 and beyond. Thulin will provide an update on the company’s execution of the 3M playbook, and emphasize ongoing investments to drive efficient growth and build strength-on-strength across the enterprise.

“Over the last several years we have taken significant actions to strengthen our technology capabilities, improve our portfolio and cost structure, and make us even more relevant to our customers,” Thulin said. “Moving into 2017, we are continuing to increase investments in targeted growth opportunities, which will help us deliver another year of efficient growth and strong cash flow. Equally important, our enterprise is well-positioned for long-term success, and we will capitalize as growth conditions improve.”

3M’s execution of its playbook — which includes three key levers of Portfolio Management, Investing in Innovation and Business Transformation — is moving the company toward an even more efficient and customer-focused business model. 3M has strengthened and prioritized its portfolio by realigning from 40 businesses to 25, while also making strategic acquisitions and divestitures; increased investments in research and development close to 6 percent of sales; and continued to make good progress on Business Transformation, which is enabling 3M to serve customers with even greater agility and efficiency.

At today’s meeting, Chief Financial Officer Nick Gangestad will announce the company’s 2017 expectations and capital deployment plans.

For the full-year 2017, the company expects:

•                  Earnings per share of $8.45 to $8.80, an increase of 4 to 8 percent

•                  Organic local-currency sales growth of 1 to 3 percent

•                  Free cash flow conversion of 95 to 105 percent (assumes operating cash flow of $6.1 to $7.1 billion). Refer to section entitled “Supplemental Financial Information, Non-GAAP Measures” for more detail.

In 2017 3M plans to invest approximately $1.8 billion in research and development to support organic growth, and enhance the company’s strong margins and return on invested capital. 3M will also discuss its Business Transformation lever, which is already creating value for the company and its customers. By 2020, this initiative will deliver $500 to $700 million in annual operational savings, and an additional $500 million reduction in working capital.

Today’s meeting will be webcast live beginning at 8:00 a.m. EST (7:00 a.m. CST) and is scheduled to end at 12:00 p.m. EST (11:00 a.m. CST). Investors can access this meeting via the following:

•                  Live webcast at http://investors.3M.com

•                  Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “3M 2017 Outlook Meeting.”

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2015, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in billions)

(Unaudited)

Year 2017
Free cash flow (non-GAAP measure)	Planning Estimate
Operating cash flow	$6.1 to $7.1
Purchases of property, plant and equipment	$1.3 to $1.5
Free cash flow (a)	$4.8 to $5.6

Net income attributable to 3M	$5.1 to $5.3
Free cash flow conversion (a)	95% to 105%

(a)         Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $30 billion in sales, our 90,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNewsroom.

Investor Contacts:	Bruce Jermeland	Media Contact:	Lori Anderson
	3M		3M
	(651) 733-1807		(651) 733-0831

Mike Kronebusch
3M
(651) 733-1141